Exhibit 10.1

Execution Copy

SIXTH AMENDMENT TO LEASE

This Sixth Amendment to Lease (this “Sixth Amendment”), made as of the 14th day of August, 2018, by and between ARE-MA REGION NO. 28, LLC, a Delaware limited liability company (“Landlord”), and ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H :

WHEREAS, Landlord and Tenant are parties to a Lease dated as of September 26, 2003 (the “Original Lease”), as amended by a First Amendment to Lease dated March 16, 2006 between Landlord (as successor to Three Hundred Third Street LLC), and Tenant (as successor to Alnylam U.S., Inc., a Delaware corporation that is a subsidiary of Tenant and was formerly known as Alnylam Pharmaceuticals, Inc. (the “Original Tenant”), pursuant to an Assignment of Lease dated February 28, 2006 between Original Tenant and Tenant), by a Second Amendment to Lease between Landlord and Tenant dated June 26, 2009 (the “Second Amendment”), by a Third Amendment to Lease between Landlord and Tenant dated May 11, 2010 (the “Third Amendment”), by a Fourth Amendment to Lease between Landlord and Tenant dated November 4, 2011 (the “Fourth Amendment”), and by a Fifth Amendment to Lease (the “Fifth Amendment”) between Landlord and Tenant dated as of March 27, 2014 (as so amended, the “Lease”); and

WHEREAS, pursuant to the Lease, Landlord leases to Tenant approximately 129,424 square feet within the building known and numbered as 300 Third Street, Cambridge, Massachusetts (the “Building”), which premises include but are not limited to space on the first, second, third and fourth floors of the Building and are more particularly described in the Lease; and

WHEREAS, as of the date hereof no portion of the Premises is subject to a sublease; and

WHEREAS, Landlord and Tenant desire to amend the Lease to extend the Term of the Lease for a period of twelve (12) years and four (4) months, such that the Term of the Lease will expire on January 31, 2034, and to make other modifications to the terms and provisions of the Lease, all as more particularly provided below.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.Defined Terms.  All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Lease. In the event of any inconsistency between the Lease and this Sixth Amendment, the provisions of this Sixth Amendment shall control, and all other provisions of the Lease shall remain in full force and effect.

2.Modifications to Lease.  Effective as of the date hereof, the Lease is modified as follows:

(a)Article 1, Section I entitled “Expiration Date”, last amended by paragraph 2(a) of the Fifth Amendment, is hereby deleted in its entirety and replaced with the following:

“I.Expiration Date:January 31, 2034.”

The foregoing amendment to the Expiration Date shall operate to extend the Original Term, and notwithstanding Tenant’s prior exercise of one option to extend the Term of the Lease, Tenant shall continue to have two options to extend the Term pursuant to the terms of the second paragraph of Article 2 of the Lease (the “Extension Option Provision”), provided that (a) the Annual Rent for each Extended Term shall be 100% of the then Fair Market Rent, determined in accordance with said Article 2, and (b) the amendment to said Article 2 set forth in paragraph 3(k) of the Second Amendment is deleted in its entirety without replacement.  For avoidance of doubt, if exercised in accordance with the terms of the Extension Option Provision, the first Extended Term would commence on February 1, 2034 and the second Extended Term would commence on February 1, 2039.

(b)Article 1, Section K entitled “Monthly Rent”, last amended by paragraph 2(b) of the Fifth Amendment, is hereby amended so that for the period from October 1, 2021 through January 31, 2034, the Annual Rent and Monthly Rent shall be as set forth in the table below:

[See following page for rental chart]

PERIOD	ANNUAL RENT	MONTHLY RENT
October 1, 2021 through September 30, 2022	$10,483,344.00	$873,612.00
October 1, 2022 through September 30, 2023	$10,745,427.60	$895,452.30
October 1, 2023 through September 30, 2024	$11,014,063.29	$917,838.61
October 1, 2024 through September 30, 2025	$11,289,414.87	$940,784.57
October 1, 2025 through September 30, 2026	$11,571,650.24	$964,304.19
October 1, 2026 through September 30, 2027	$11,860,941.50	$988,411.79
October 1, 2027 through September 30, 2028	$12,157,465.04	$1,013,122.09
October 1, 2028 through September 30, 2029	$12,461,401.66	$1,038,450.14
October 1, 2029 through September 30, 2030	$12,772,936.71	$1,064,411.39
October 1, 2030 through September 30, 2031	$13,092,260.12	$1,091,021.68
October 1, 2031 through September 30, 2032	$13,419,566.63	$1,118,297.22
October 1, 2032 through September 30, 2033	$13,755,055.79	$1,146,254.65
October 1, 2033 through January 31, 2034	$14,098,932.24, equal to $4,699,644.08 for such 4-month period	$1,174,911.02

(c)Article 9(A) of the Lease is amended by added the following clause, “except to the extent caused by the willful misconduct or negligence of Landlord”, at the end of each subsection (i) and (ii) of said Article 9(A) and after the words “or willful misconduct of Tenant” in subsection (iii) of said Article 9(A).  In addition, said Article 9(A) is further amended by adding the following sentence prior to the last sentence thereof: “In the event that any provision of this Lease expressly conflicts with the requirements of M.G.L. Chapter 186, Section 15, the provisions of said statute shall govern to the extent of such conflict.”

3.Tenant Improvement Allowance. Tenant shall perform the Tenant Improvements as set forth in the Work Letter attached hereto as Exhibit A (the “Work Letter”).  Landlord shall provide a Tenant Improvement Allowance of up to $65.00 per rentable square foot of the Premises, or up to $8,412,560.00, in the aggregate, which may be used by Tenant to fund appropriate improvements to the Premises which are consistent with the use of the Premises as Class A laboratory and office space and are constructed in accordance with, and as described in, the Work Letter; provided, however, the parties acknowledge and agree that Tenant may be retrofitting the Premises to be used, primarily, as office space, and, as such, portions of the Premises currently used for laboratory space may be converted to office space (but provided that such retrofitting be performed in such a manner so as to facilitate the future conversion of such office space back to laboratory space as set forth in Section 2(a) of the Work Letter).

4.Landlord’s Work.  In connection with this Sixth Amendment, Landlord shall replace the existing base Building cooling towers serving the Building (the “Cooling Tower Replacement”).  The cost of this Cooling Tower Replacement shall be paid by Landlord and shall not be included in Operating Expenses.

5.Excess Income.  Landlord and Tenant acknowledge and agree that the Excess Income provision set forth in paragraph 5 of the Third Amendment, paragraph 2 of the Fourth Amendment and paragraph 3 of the Fifth Amendment are of no further force or effect, and in the event that Tenant desires to assign any interest in the Lease or enter into a sublease with respect to the Premises, the terms and provisions of Article 16 of the Original Lease shall apply thereto without modification.

6.Right of First Offer and Right of First Refusal.  Landlord and Tenant acknowledge and agree that the Premises currently includes the Right of First Refusal Space described in Article 31 of the Original Lease and the ROFO Space described in Article 32 of the Lease (added to the Original Lease by paragraph 3(m) of the Second Amendment), and therefore, both such Articles 31 and 32 are deleted in their entirety without replacement.

7.Ratification of Lease; Effect of Sixth Amendment.  The Lease, as amended by this Sixth Amendment, is hereby ratified and confirmed, and each and every provision, covenant, condition, obligation, right and power contained in and under, or existing in connection with, the Lease, as amended by this Sixth Amendment, shall continue in full force and effect from and after the date hereof and throughout the Term.  This Sixth Amendment is not intended to, and shall not be construed to, effect a novation, and, except as expressly provided in this Sixth Amendment, the Lease has not been modified, amended, canceled, terminated, surrendered, superseded or otherwise rendered of no force and effect.  Tenant acknowledges and agrees that the Lease, as amended by this Sixth Amendment, is enforceable against Tenant in accordance with its terms. The Lease and this Sixth Amendment shall be construed together as a single instrument.  This Sixth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Sixth Amendment may be amended only by an agreement in writing signed by the parties hereto.

8.No Defaults, Counterclaims or Rights of Offset; Release of Landlord.  Tenant hereby warrants and represents that, to its knowledge, as of the date of the execution of this Sixth Amendment by Tenant, there are no defaults under the Lease in respect of Landlord's performance thereunder and there exist no defenses, counterclaims or rights of offset with respect thereto.

9.Brokers.  Landlord and Tenant represent and warrant to each other that neither has dealt with any broker, finder or agent in procuring this Sixth Amendment except for Cushman & Wakefield and CBRE (collectively, the "Brokers", and individually, a “Broker”).  Tenant and Landlord represent and warrant to each other that, except with respect to the Brokers, both of whom represented Tenant, no broker, agent, commission salesperson, or other person has represented it in the negotiations for and procurement of this Sixth Amendment and that with respect to this Sixth Amendment no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person.  Tenant and Landlord agree to indemnify and hold harmless each other, its agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns from and against any and all loss, liabilities, claims, suits, or judgments (including, without limitation, reasonable attorneys' fees and court costs incurred in connection with any such claims, suits, or judgments, or in connection with the enforcement of this indemnity) for any fees, commissions, or compensation of any kind which arise out of or are in any way connected with any claimed agency relationship not referenced in this paragraph.  Landlord shall be responsible for paying a brokerage fee to each Broker, each pursuant to the terms of separate agreement with such Broker.

10.Successors and Assigns.  This Sixth Amendment shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

11.Counterparts.  This Sixth Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Sixth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

12.Lender Consent.  This Sixth Amendment is conditioned upon the written consent of Landlord’s Lender and shall not be effective unless and until Lender provides such written consent.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment as of the day and year first written above.

TENANT:
ALNYLAM PHARMACEUTICALS, INC.
By:	/s/ Manmeet S. Soni
Name:	Manmeet S. Soni
Title:	Chief Financial Officer

LANDLORD:
ARE-MA REGION NO. 28, LLC,
a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership, its managing member

By:	ARE-QRS Corp., a Maryland corporation, its general partner

By:	/s/ Gary Dean
Name:	Gary Dean
Title:	Senior Vice President, RE
Legal Affairs

Pacific Life Insurance Company (“Lender”) holder of a Leasehold Mortgage, Financing Statement and Security Agreement (With Assignment of Rents and Fixture Filing) dated August 24, 2016 from ARE-MA Region No. 28, LLC to Lender, recorded with the Middlesex South District Registry of Deeds in Book 67892, Page 187, hereby consents to the terms and provisions of the within Sixth Amendment.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ L. Lisa Fields
Name:	L. Lisa Fields
Title:	Assistant Vice President

By:	/s/ DeAnne A. Reed
Name:	DeAnne A. Reed
Title:	Assistant Secretary

Exhibit A

to

Sixth Amendment to Lease

[Tenant Build]

WORK LETTER

THIS WORK LETTER (this "Work Letter") is incorporated into that certain Sixth Amendment to Lease (the "Sixth Amendment to Lease") dated as of August 14, 2018, by and between ARE-MA Region No. 28, LLC, a Delaware limited liability company ("Landlord"), and Alnylam Pharmaceuticals, Inc., a Delaware corporation ("Tenant"), which amends and is made part of the Lease.  Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.General Requirements.

(a)Tenant's Authorized Representative.  Tenant designates John Kyranos ("Tenant's Representative") as the only person authorized to act for Tenant pursuant to this Work Letter.  Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication ("Communication") from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant's Representative.  Tenant may change Tenant's Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b)Landlord's Authorized Representative.  Landlord designates Tom Andrews, Joe Maguire and Jeff McComish (any such individual acting alone, "Landlord's Representative") as the only persons authorized to act for Landlord pursuant to this Work Letter.  Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord's Representative.  Landlord may change any Landlord's Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c)Architects, Consultants and Contractors.  Landlord and Tenant hereby acknowledge and agree that the architect (the "TI Architect") for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements, shall be selected by Tenant, subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed.  For purposes of this paragraph, the following groups shall be deemed pre-approved by Landlord:  The Cardinal Group; Siena Construction, Architectural Environments, Inc.; Symmes Maini & McKee Associates, Inc.; TRIA Architects, Inc.; Lighthouse Electrical Contracting Inc.; and Aqueduct Technologies.  Landlord shall be named a third-party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

(d)Time Periods for Response.  Unless another time period is expressly set forth in this Work Letter, Landlord and Tenant shall respond to any request for consent or approval of the other party hereunder within 10 business days after delivery of such request.

2.Tenant Improvements.

(a)Tenant Improvements and Tenant Improvement Work Defined.  As used herein, "Tenant Improvements" shall mean any improvements to the Premises desired by Tenant of a fixed and permanent nature which are consistent with the use of the Premises as Class A laboratory and/or office space to be funded by the TI Allowance (as defined below). Landlord acknowledges that Tenant may be retrofitting the Premises to be used, primarily, as office space, and, as such, portions of the Premises currently used for laboratory space may be converted to office space, and such conversion may include, among other modifications, the removal and disposal of laboratory casework and fume hoods.  As a condition to Landlord’s approval of the TI Design Drawings and/or TI Construction Drawings (both as hereinafter defined), Landlord may require Tenant to retain (a) certain existing utility infrastructure in the Premises and/or Building, such as air handlers, chillers, boilers, pumps, power panels, transformers, etc. and (b) certain existing piping, ductwork, and wiring, (which components may be cut and capped in place) so as to facilitate the future conversion of such office space back to laboratory space.   The work of performing the construction of the Tenant Improvements, which will be described on the TI Construction Drawings when the same have been approved pursuant to Section 2(c) is referred to herein as the “Tenant Improvement Work.”  Other than funding the TI Allowance and the completion of the Cooling Tower Replacement as provided herein, Landlord shall not have any obligation whatsoever with respect to the improvement of the Premises for Tenant's use and occupancy; provided, however, the foregoing shall not have the effect of modifying the terms and provisions of the Lease addressing Landlord’s repair and maintenance obligations or provision of services.  The Tenant Improvement Work may be performed in separate phases (each, a “Phase”), provided that each such Phase shall comply with the requirements of this Work Letter as a separate project.

(b)Tenant's Space Plans.  Tenant shall initiate any Tenant Improvements by delivering to Landlord, for Landlord’s review and approval, schematic drawings and outline specifications (the "TI Design Drawings") detailing Tenant's requirements for the Tenant Improvements.  Landlord shall not unreasonably withhold, condition, or delay such approval.

(c)Working Drawings.  Upon Landlord’s approval of the TI Design Drawings, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements ("TI Construction Drawings"), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings.  Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant's requirements for the Tenant Improvements.  Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord's receipt of the same;

provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings.  Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord the manner in which Tenant proposes to respond to such comments.  Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof.  Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant.  Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d)Approval and Completion.  If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with Tenant’s initial position or a compromise between Landlord's and Tenant's positions with respect to such dispute, (ii) that Tenant's decision will not affect the structural components of the Building or any Building systems (in which case Landlord shall make the final decision, consistent with any prior approval by Landlord of the TI Design Drawings and the TI Construction Drawings; and (iii) the design selected is in compliance with Legal Requirements (as such term is defined in the Lease). Any changes to the TI Construction Drawings following Landlord's and Tenant's approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.Performance of the Tenant Improvements.

(a)Commencement and Permitting of the Tenant Improvements.  Following Landlord’s approval of the TI Construction Drawings in accordance with Section 2(c) above), Tenant shall submit to the applicable Governmental Authority a complete application for a building permit (the "TI Permit"), which upon issuance will authorize the construction of the Tenant Improvements as shown on the TI Construction Drawings approved by Landlord.  Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers' compensation insurance.  Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b)Selection of Materials, Etc.  Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant's reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord's sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building system.

(c)Tenant Liability.  Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d)Substantial Completion.  Once commenced, Tenant shall diligently prosecute and substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal "punch list" items of a non-material nature which do not interfere with the use of the Premises ("Substantial Completion" or "Substantially Complete").  Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects ("AIA") document G704, and, if required by the City of Cambridge, a certificate of occupancy for the Premises (if applicable, Tenant may obtain a temporary certificate of occupancy to satisfy the foregoing requirement provided that Tenant shall be obligated to obtain the permanent certificate of occupancy as promptly as possible thereafter and shall use commercially reasonable efforts to do so).  For purposes of this Work Letter, "Minor Variations" shall mean any modifications reasonably required:  (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comply with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4.Changes.  Any changes requested by Tenant to the Tenant Improvements after the approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a)Tenant's Right to Request Changes.  If Tenant shall request changes ("Changes"), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a "Change Request"), which Change Request shall detail the nature and extent of any such Change.  Such Change Request must be signed by Tenant's Representative.  Landlord shall review and approve or disapprove such Change Request within 5 business days thereafter, provided that Landlord's approval shall not be unreasonably withheld, conditioned or delayed.

(b)Implementation of Changes.  If Landlord approves such Change, Tenant may cause the approved Change to be instituted.  If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5.Costs.

(a)Budget For Tenant Improvements.  Before the commencement of construction of the Tenant Improvements (or, if the Tenant Improvements are undertaken in Phases, before the commencement of any Phase thereof), Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the "Budget"), and deliver a copy of the Budget to Landlord for Landlord's approval, which shall not be unreasonably withheld, conditioned or delayed.  The Budget shall be based upon the TI Construction Drawings approved by Landlord and shall include Landlord’s reasonable third party out of pocket costs associated with the review of the proposed Tenant Improvements, which third party costs shall be payable from the TI Allowance, and shall not exceed $10,000 in the aggregate.

(b)TI Allowance.  Subject to the terms and conditions of this Work Letter and the Lease, Landlord shall provide to Tenant a tenant improvement allowance ("TI Allowance") of $65.00 per rentable square foot of the Premises, or $8,412,560.00 in the aggregate.  Notwithstanding anything to the contrary contained in this Work Letter or the Lease, Landlord shall have no obligation to disburse any portion of the TI Allowance prior to January 1, 2019.

(c)Costs Includable in TI Allowance.  The TI Allowance shall be used for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, Landlord’s third party costs associated with the review of the proposed Tenant Improvements, and the cost of Changes (collectively, "TI Costs").  Notwithstanding anything to the contrary contained herein, no more than 10% of the TI Allowance (i.e., $841,256.00) may be used for soft costs, such as architect/engineer fees, third party project management costs, data/telecom cabling, and related furniture, fixtures and equipment.

(d)Excess TI Costs.  Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance.

(e)Payment for TI Costs.   During the course of design and construction of the Tenant Improvements, Landlord shall reimburse Tenant for TI Costs not more than once a month against a draw request in Landlord's standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month's progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord's approval thereof for payment, no later than 30 days following receipt of such draw request and applicable materials.  Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Allowance), Tenant shall deliver to Landlord:  (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy (either temporary or permanent) for the Premises (if required by the City of Cambridge); (v) evidence of payment of all TI Costs by Tenant in accordance with the Budget; and (vi) copies of all operation and maintenance manuals and warranties with respect to the Tenant Improvements.  Tenant shall submit a draw request no more frequently than once a calendar month, and no draw requests shall be processed unless prior to the first draw request Tenant shall have delivered to Landlord a copy of the TI Permit.

(f)Outside Date.  Landlord shall have no obligation to fund any portion of the TI Allowance which remains undisbursed as of December 31, 2023.

6.Miscellaneous.

(a)Consents.  Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b)Modification.  No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)Default.  Notwithstanding anything set forth herein or in the Lease to the contrary, Landlord shall not have any obligation to perform any work hereunder or to fund any portion of the TI Allowance during any period that Tenant is in Default under the Lease.

13